Exhibit 99.1

NEWS RELEASE

Contacts:

MSC Income Fund, Inc.

Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com

Jesse E. Morris, CFO & COO, jmorris@mainstcapital.com

713-350-6000

MSC Income Fund Announces Release of Second Quarter 2022 Quarterly Report and Conference Call Schedule

Call Scheduled for 10:00 a.m. Eastern Time on Friday, August 19, 2022

HOUSTON – August 12, 2022 – MSC Income Fund, Inc. (the “Company”) is pleased to announce that it has filed its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022. The Quarterly Report can be accessed through the Company’s website at www.mscincomefund.com or through the Securities and Exchange Commission’s EDGAR system at www.sec.gov.

The Company will post the following materials, each as of June 30, 2022, to its website on August 15, 2022:

●	Second Quarter 2022 Investor Presentation
●	Second Quarter 2022 Debt Capital Markets Presentation
●	Second Quarter 2022 Summary Fact Sheet
●	Second Quarter 2022 Summary Financial Information

In conjunction with the release of its Second Quarter 2022 Quarterly Report and the additional materials listed above, the Company has scheduled a telephonic conference call, which will be broadcast live via phone and over the Internet, on Friday, August 19, 2022, at 10:00 a.m. Eastern time. Investors may listen either by phone or audio webcast.

By Phone:	Dial 201-389-0872 at least 10 minutes before the call. A replay will be available through August 26, 2022 by dialing 201-612-7415 and using the access code 13731858#.

By Webcast:

Connect to the webcast via the Investors section of the Company’s website at www.mscincomefund.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay of the conference call will be available on the Company’s website shortly after the call and will be accessible for approximately 30 days.

Stockholders of the Company are encouraged to visit the Company’s website at www.mscincomefund.com for additional periodic updates regarding the Company and to sign up for email updates from the Company through the Company’s website at www.mscincomefund.com/news/email-alerts.

For general inquiries regarding the Company, please contact:

MSC Adviser I, LLC

Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com

Jesse E. Morris, CFO & COO, jmorris@mainstcapital.com 713-350-6000

For inquiries regarding a specific account or holdings therein, please contact: Hines Securities Investor Relations

888-220-6121

ABOUT MSC INCOME FUND, INC.

MSC Income Fund, Inc. is a specialty finance company that primarily provides long-term debt capital to middle market companies and long-term debt and equity capital to lower middle market companies. The Company’s lower middle market companies generally have annual revenues between $10 million and $150 million. The Company’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

ABOUT MSC ADVISER I, LLC

MSC Adviser I, LLC is a wholly owned subsidiary of Main Street Capital Corporation (NYSE: MAIN) that is registered as an investment adviser under the Investment Advisers Act of 1940. It currently manages investments for external parties, including the Company.

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